Exhibit 23.3

June 4, 2018

EV Energy Partners, L.P.

1001 Fannin Street, Suite 800

Houston, Texas 77002

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to all references to our firm included in this Registration Statement on Form S-8 of Harvest Oil & Gas Corp. with respect to our estimates of the oil, natural gas and natural gas liquids reserves of EV Energy Partners, L.P, which appear in EV Energy Partners, L.P’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on April 2, 2018.

Yours very truly,

/s/ W. Todd Brooker, P.E.
W. Todd Brooker, P.E.
President
Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693